SCHEDULE DEFA-14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the
         Securities Exchange Act of 1934 (Amendment No.     )

                   Filed by the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement   [ ] Confidential, for Use of the Commission
                                      Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  California Micro Devices Corporation
                  ------------------------------------
            (Name of Registrant as Specified In Its Charter)

      California                                   94-2672609
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(State or other jurisdiction                    (IRS Employer
 of Incorporation)                              Identification No.)

               215 Topaz Street, Milpitas, CA 95035-5430
      ----------------------------------------------------------
      (Address of principal executive offices including zip code)

Registrant's telephone number, including area code: (408)263-3214
                                                    -------------

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:
                         Common Stock

Payment of Filing Fee (Check the appropriate box):
[ ] Fee paid previously with Definitive Proxy Statement.

June 20, 1997

[LOGO OF CALIFORNIA MICRO DEVICES CORP.]
CALIFORNIA MICRO DEVICES CORPORATION


Dear Shareholder:

You have previously received proxy material in connection with the upcoming Annual Meeting of Shareholders of California Micro Devices Corporation (CMD) to be held on July 18, 1997.

The first item of business is a proposal to amend the Company's Bylaws to eliminate cumulative voting. A primary reason for introducing this proposal is that approximately 17% of CMD's outstanding common stock is owned by Chan Desaigoudar, the Company's former Chief Executive Officer and Chairman of the Board. Mr. Desaigoudar's employment with the Company was terminated by the Board of Directors because of the financial scandal that rocked the Company in late 1994. At the Company's Annual Meetings in August 1995 and July 1996, Mr. Desaigoudar caused cumulative voting to be invoked and placed his personal nominee on the Board of Directors, notwithstanding his minority ownership of the Company's common stock.

At the request of one of our largest investors, Hitachi Metals, Ltd., and an institutional advisory group, Institutional Shareholder Services, your Company has agreed to allow shareholders to vote on reinstatement of cumulative voting if Mr. Desaigoudar's voting position falls below 5%. The Board of Directors has agreed to submit such a proposal to shareholders no later than the first regular annual meeting following such a reduction in Mr. Desaigoudar's ownership.

Institutional Shareholder Services has recommended a "yes" vote on the elimination of cumulative voting due to the desirability of the elimination of Mr. Desaigoudar's representation on CMD's Board of Directors.

                           AN IMPORTANT REMINDER
                           ---------------------

If you have not mailed your proxy, we urge you to sign, date and mail the enclosed proxy promptly.

                                    Sincerely,
                                    /s/ Wade Meyercord
                                    ----------------------
                                    WADE MEYERCORD
                                    Chairman of the Board